FIFTH AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

         THIS AMENDMENT made by and between The Phoenix Edge Series Fund, a Massachusetts business trust having a place of business located at 101 Munson Street, Greenfield, Massachusetts (the "Trust") and Phoenix Variable Advisors, Inc., a Delaware corporation having a place of business located at One American Row, Hartford, Connecticut (the "Advisor").

                                    RECITALS

         The Trust and Advisor entered into an Investment Advisory Agreement effective as of December 14, 1999, and amended as of July 5, 2000, September 28, 2000, October 29, 2001 and August 9, 2002 (collectively, the "Agreement"), pursuant to which the Advisor agreed to provide certain investment advisory and related services to the Trust. Section 2 of the Agreement contemplated that the Advisor would render such investment advisory services to additional series of the Trust pursuant to a duly executed amendment to Schedule A to the Agreement. The Trust now wishes to subject those Additional Series described in Schedule A-5 attached hereto and made a part hereof to the terms and conditions set forth in the Agreement.

         At a meeting held on February 10, 2003, the Trustees of the Trust, including the independent trustees, unanimously approved an Agreement and Plan of Reorganization that would effect the reorganization of the Phoenix-MFS Investors Growth Stock Series into the Phoenix-Janus Growth Series and the Phoenix-Van Kampen Focus Equity Series into the Phoenix-Janus Growth Series. At a Special Meeting of Shareholders held on February 14, 2003, the requisite majority of the affected owners of a variable annuity or variable life insurance contract issued by Phoenix Life Insurance Company, or its affiliated insurance companies, approved the Agreement and Plan of Reorganization. Accordingly, on February 14, 2003, all or substantially all of the assets of the Phoenix-MFS Investors Growth Stock Series and the Phoenix-Van Kampen Focus Equity Series were transferred to the Phoenix-Janus Growth Series in exchange solely for shares of beneficial interest in the Phoenix-Janus Growth Series and the assumption by the Phoenix-Janus Growth Series of all known liabilities of the MFS Investors Growth Stock Series and the Phoenix-Van Kampen Focus Equity Series.

         Under a certain exemptive order issued by the Securities and Exchange Commission on August 6, 2002, Release No. 25693 (the "Order"), the Advisor has been granted the authority, subject to the approval of the Trust's Board of Trustees, to enter into subadvisory agreements with subadvisors, materially amend existing subadvisory agreements, and approve new subadvisory agreements with existing subadvisors in cases where the subadvisory agreement has been terminated as a result of an "assignment", in each case without such subadvisory agreement being approved by the shareholders of the applicable series. On February 13, 2003, the Adviser replaced Janus Capital Management LLC with Massachusetts Financial Services Company, (doing business as MFS Investment Management), as subadviser for the Phoenix-Janus Growth Series, pursuant to its powers under the Order. On February 14, 2003, the Phoenix-Janus Growth Series was renamed Phoenix-MFS Investors Growth Stock Series. The Trust now wishes to delete all references to the Phoenix-Janus Growth Series and Phoenix-Van Kampen Focus Equity Series as being subject to the Agreement.

         The Adviser has used the powers pursuant to said Order, permitting the Advisor to replace J.P. Morgan Investment Management, Inc. as subadvisor to the Phoenix-J.P. Morgan Research Enhanced Index Series with Alliance Capital Management L.P. Thereafter, the series was renamed as the "Phoenix-Alliance/Bernstein Enhanced Index Series". This action was approved by the Trust's Board of Trustees at its November 12, 2002 meeting. The Trust now wishes to amend all references to the name Phoenix-J.P. Morgan Research Enhanced Index Series so as to reflect the new series name "Phoenix-Alliance/Bernstein Enhanced Index Series", effective as of January 31, 2003.

         Northern Trust Investments, Inc. ("NTI"), an investment corporation organized under the laws of the State of Illinois, and Deutsche Asset Management, Inc. ("DAMI"), have entered into a definitive agreement wherein the passive index portfolio management team at DAMI was lifted out and sold to NTI on January 31, 2003. The Advisor, acting under its powers pursuant to the Order, replaced DAMI with NTI as subadvisor to the Phoenix-Deutsche Dow 30 Series and Phoenix-Deutsche Nasdaq-100 Index(R) Series on January 31, 2003. Thereafter, the series were renamed as the Phoenix-Northern Dow 30 Series and Phoenix-Northern Nasdaq-100 Index Series. At their regular meeting on November 12, 2002, the Trustees of the Trust unanimously approved this action. The Trust now wishes to amend all references to name of the Phoenix-Deutsche Dow 30 Series and Phoenix-Deutsche Nasdaq-100 Index(R) Series so as to reflect the new series name "Phoenix-Northern Dow 30 Series," and "Phoenix-Northern Nasdaq-100 Index(R) Series, effective as of January 31, 2003.

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties do hereby agree to amend the Agreement as follows:

         1. Schedule A to the Agreement is hereby amended so as to reflect the inclusion of the Series, as more particularly described in Schedule A-5.

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
         2. Schedule A to the Agreement is hereby amended so as to delete any reference to Phoenix-Deutsche Dow 30 Series and Phoenix-Deutsche Nasdaq-100 Index(R) Series and replace the name "Phoenix-Northern Dow 30 Series" and "Phoenix-Northern Nasdaq-100 Index(R) Series" therefor, effective as of January 31, 2003.

         3. Schedule A to the Agreement is hereby amended so as to delete any reference to Phoenix-J.P. Morgan Research Enhanced Index Series and replace the name "Phoenix-Alliance/Bernstein Enhanced Index Series" therefor, effective as of January 31, 2003.

         4. Schedule A to the Agreement is hereby amended so as to delete any reference to Phoenix-Janus Growth Series and Phoenix-Van Kampen Focus Equity Series, effective as of February 14, 2003.

         5. Section 8 of the Agreement is hereby amended in order to reflect that the Advisor shall be compensated for its services in connection with each Series in accordance with the rates set forth in Schedule A-5.

         6. Except as herein above and herein before modified, all other terms and conditions set forth in the Agreement shall be and remain in full force and effect. All initial capitalized terms used herein shall have such meaning as ascribed thereto in the Agreement, as amended.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment through their undersigned duly elected officers as of this the 10th day of February, 2003.

                                    THE PHOENIX EDGE SERIES FUND



                                    By: /s/ Simon Y. Tan
                                       ---------------------------------------
                                    Name:    Simon Y. Tan
                                    Title:   President

                                    PHOENIX VARIABLE ADVISORS, INC.


                                    By:  /s/ Doreen A. Bonner
                                       ---------------------------------------
                                    Name:    Doreen A. Bonner
                                    Title:   Vice President / Compliance Officer



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

                                  SCHEDULE A-5

Series                                                   Investment Advisory Fee
------                                                   -----------------------
Phoenix-Alliance/Bernstein Enhanced Index Series                  .45%
Phoenix-Northern Dow 30 Series                                    .35%
Phoenix-Northern Nasdaq-100 Index(R)Series                        .35%


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